Exhibit 99.1

May 27, 2005	FOR IMMEDIATE RELEASE

Contact:

Salomón Levis Chairman and Chief Executive Officer Tel: (787) 474-1111	Ricardo Meléndez Executive Vice President and Chief Financial Officer Tel: (787) 474-1111

DORAL FINANCIAL PROVIDES UPDATE LETTER TO SHAREHOLDERS

     San Juan, Puerto Rico, May 27, 2005 — Doral Financial Corporation (NYSE: DRL) today announced that it has mailed a special letter to shareholders, providing certain operational data for the first quarter of 2005 and an update on its restatement process and related matters. The full text of the letter follows:

     May 27, 2005

     Dear Shareholder:

Over the past several weeks, we have received many inquiries from shareholders and investors regarding the status and timing of the restatement effort Doral Financial Corporation is undertaking. This is understandable given our announcement of a restatement and the loss of equity value in Doral shares. While we are working diligently through the restatement process, it is premature for us to report definitive information on the timing and conclusion of the process. We currently estimate that the change in our valuation model will result in a reduction in the recorded fair value of our floating rate interest only strips (IOs) of approximately $600 million. However, we have not yet completed the restatement analysis or computed how this amount will be distributed among the affected periods.

Doral’s management team, working closely with the Board of Directors, is working expeditiously to resolve the accounting and valuation issues that led to the need to restate our financial results. Throughout this process, we will, to the extent possible, update our shareholders on the performance of our business. We, therefore, feel it is important that you be aware of the following:

•	Doral’s banking, mortgage origination, insurance and brokerage businesses are sound and currently operating strongly.

•	The senior management of Doral Financial Corporation, the Board of Directors and the Audit Committee composed of Independent Directors of the Board all are focused on addressing the issues related to the restatement and the Company’s business model going forward.

•	At the same time operating management of the Company is keeping its focus on running Doral’s businesses and realizing their growth potential.

•	The issues leading to the restatement are related to the accounting and valuation treatment of our IOs. The correction will be non-cash in nature.

•	Doral is committed to rebuilding the value of its equity and achieving strong, sustainable growth in shareholder value over the long term.

With the restatement process underway, Doral will not report financial results in accordance with the Corporation’s regular quarterly timeframe. We are able to present certain unaudited and preliminary operational data for the first quarter ended March 31, 2005 that shows that strong operating progress was being achieved during the quarter:

•	As of March 31, 2005, the Company had cash and cash equivalents of $2.8 billion, compared to $2.5 billion as of December 31, 2004 and $2.0 billion as of March 31, 2004. Of this amount, $1.85 billion was unencumbered as of March 31, 2005.

•	Our banking subsidiaries had aggregate deposits of approximately $3.5 billion as of March 31, 2005, about equal with the $3.6 billion as of December 31,

2004 and in excess of the $3.2 billion held as of March 31, 2004.

•	Our mortgage loan servicing portfolio increased to $14.6 billion as of March 31, 2005, compared to $14.3 billion as of December 31, 2004 and $13.1 billion as of March 31, 2004.

•	Loan production continued strong during the first quarter of 2005, aggregating $2.2 billion, compared to $1.8 billion for the first quarter of 2004, of which $1.2 billion was internally originated in each period.

•	Doral Financial and our banking subsidiaries are, and will remain following the restatement, well-capitalized institutions for federal banking regulatory purposes.

As Doral has previously reported, we have identified certain items that will require adjustments to our prior period financial statements for some or all of the periods from January 1, 2000 to December 31, 2004. As part of the restatement process, we are also reviewing other areas of our accounting. Based on our progress evaluation to date, we can provide you with the following update:

•	We will calculate future cash flows from our portfolio of floating rate IOs with a valuation model that uses an implied interest rate based on the forward yield curve rather than using actual contractual or period-end LIBOR rates. We estimate that this change in valuation model will result in a reduction in their recorded fair value of approximately $600 million.

•	Working closely with our external advisors, First Manhattan Consulting Group, we have developed new procedures to improve our risk management systems and processes.

•	Our Audit Committee, comprised entirely of independent directors, has instructed Latham & Watkins LLP to conduct an independent examination into the circumstances leading to the restatements.

•	Yesterday, we filed a Current Report on Form 8-K with the Securities and Exchange Commission, providing an update on the restatement process and summarizing some of the consequences and potential risks to the Company from the restatement. We encourage you to read this report. A copy of the report can be obtained from the Securities and Exchange Commission’s website at www.sec.gov or from the Company’s website at www.dorafinancial.com.

At the conclusion of this thorough process, we will communicate with you promptly and fully as to the effect of the restatement on our historical earnings, as well as the basis for the Company’s business model moving forward.

The Board and management team of Doral Financial are committed to the long- term best interests of Doral shareholders. We are meeting the banking, mortgage, insurance and brokerage needs of our customers, and are confident that our many competitive strengths will translate into future growth and value creation for shareholders. We appreciate your continuing confidence in us.

Sincerely,

/s/ Salomón Levis

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     The Company, a financial holding company, is the largest residential mortgage lender in Puerto Rico, and the parent company of Doral Bank, a Puerto Rico based commercial bank, Doral Securities, a Puerto Rico based investment banking and institutional brokerage firm, Doral Insurance Agency, Inc. and Doral Bank FSB, a federal savings bank based in New York City.

FORWARD LOOKING STATEMENTS

     This press release contains certain “forward-looking statements” concerning the Company’s economic future performance. The words or phrases “expect,” “believe,” “anticipate,” “look forward,” “should” and similar expressions are meant to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

     The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national economic conditions, changes in interest rates, competitive and regulatory factors and legislative changes, could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from those anticipated or projected.

     The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

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